Exhibit 99.1

Broadview Networks’ Plan of Reorganization Approved

New York October 3, 2012 — Today, Broadview Networks announced that its financial restructuring plan was approved by the United States Bankruptcy Court for the Southern District of New York. This plan, which was supported by an overwhelming majority of Broadview Networks’ stakeholders, will reduce the Company’s outstanding debt securities by half. Broadview Networks anticipates final regulatory approvals will be obtained within the next few weeks. With this done, it will allow the company to emerge from bankruptcy in short order, consistent with the Company’s previously announced timeline.

Upon emergence, Broadview Networks will have greatly delevered its capital structure, reduced its senior secured notes by 50% from $300 million to $150 million, reduced its annual interest expense by approximately $18 million, and have access to free cash flow that will be used for, among other things, general working capital purposes and growth opportunities. With this new capital structure, Broadview’s leverage will be below the average level of its peers. The new debt structure will include a five year term on the new $150 million senior secured notes and $25 million in exit financing in the form of a revolving credit facility.

“Our financial restructuring resolves our debt maturity issues and provides a more appropriate capital structure for the company,” said Michael K. Robinson, President and Chief Executive Officer of Broadview Networks. “I would like to thank all of Broadview’s customers, employees, trading partners, debt and equity stakeholders and our current board of directors for their continued support during our restructuring process. The entire team at Broadview is excited about our greater financial flexibility, allowing us to invest in growth opportunities and further expand our market position in cloud-based services.”

The Company’s restructuring counsel is Willkie Farr & Gallagher LLP and its financial advisor is Evercore Group, L.L.C.

About Broadview Networks

Broadview Networks is a network-based business communications provider serving customers nationwide with local and long-distance voice and data communications, premises-based and patented hosted VoIP systems, data services and a full suite of managed and professional services. They also provide an innovative portfolio of bundled, hosted IP phone and cloud computing services designed to meet the unique application requirements of diverse workforce groups. Its customers benefit from award-winning customer service, including a Web-based account management tool and a primary point-of-contact for real-time, personal customer care. For more information, visit www.broadviewnet.com.